Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 9, 2026 (the “Effective Date”) by and between Heritage DebtX LLC, a Delaware limited liability company (the “Company”), and Bruce Hounsell (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in Section 6 hereof.

RECITALS

WHEREAS, Executive is skilled in business and financial matters as they relate to the business of full-service loan sale advisory services; and

WHEREAS, in connection with the transactions contemplated by, and as a condition to the execution of, that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company and The Debt Exchange, Inc., a Delaware corporation (“Seller”), the Company and Executive desire to enter into this Agreement in respect of the engagement and employment of Executive by the Company on the terms and conditions set forth herein, including those covenants set forth in Sections 4 and 5, effective as of the Effective Date or Employment Start Date, as applicable.

TERMS

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.
Employment.
(a)
Consulting Period. The Company hereby engages Executive to perform, provide and render to the Company consulting and advisory services (the “Consulting Services”), including, without limitation, providing assistance related to the operation and management of the Business and rendering such other business and consulting services reasonably specifically requested and authorized by the Chief Executive Officer (the “Chief Executive Officer”) of Heritage Global Inc., the ultimate parent company of the Company (“Parent”) or such other individual as the Chief Executive Officer may designate from time to time, for the period beginning on the Effective Date and ending on January 26, 2026 (such date, the “Employment Start Date” and such period, the “Consulting Period”). It is expressly acknowledged and agreed that, solely during the Consulting Period, Executive is an “independent contractor” of the Company.
(b)
Employment Period. Beginning on the Employment Start Date, the Company agrees to employ Executive, and Executive accepts such full-time employment, for the period ending upon the earlier of (i) Executive’s termination pursuant to Section 2 of this Agreement or (ii) the date that is the third (3rd) anniversary of the Employment Start Date (such period, the “Initial Employment Period”). At the end of the Initial Employment Period and the end of each Renewal Employment Period (defined below), if applicable, this Agreement shall automatically renew for additional one (1) year periods (each such period, the “Renewal Employment Period”), unless Executive gives notice to the Company, or the Company gives notice to Executive, at least ninety (90) days prior to the expiration of the Employment Period (including any renewal thereof) of such party’s desire to terminate the Employment Period. The Initial Employment Period and any Renewal Employment Period(s) is collectively referred to as the “Employment Period.”
(c)
Position and Duties.
(i)
For the period beginning on the Employment Start Date and ending on March 31, 2026 (the “Transition Period”), Executive shall serve as the Co-President of the Company. During the Transition Period, Executive shall perform such activities as are necessary or directed by the Chief

Executive Officer (or such other individual as the Chief Executive Officer may designate from time to time) to transition Executive from Co-President to President of the Company. Following the Transition Period and for the remainder of the Employment Period, Executive shall serve as President of the Company. Executive shall report to the Chief Executive Officer (or such other individual as the Chief Executive Officer may designate from time to time). Executive shall have the normal duties, responsibilities, and authority implied by such position and shall perform such other activities as are directed by the Chief Executive Officer, subject in each case to the power of the Chief Executive Officer to expand, limit, or otherwise alter such duties, responsibilities, positions, and authority and to otherwise override actions of officers.
(ii)
Executive shall devote Executive’s reasonable best efforts and substantially all of Executive’s full business time and attention to the business and affairs of the Company given Executive’s title as stated herein, except for permitted vacation periods in accordance with the Company’s policy, periods of illness or other incapacity, and reasonable time spent with respect to civic and charitable activities, provided that none of such activities materially interfere with Executive’s duties to the Company or its Affiliates or otherwise violate Executive’s duty of loyalty to the Company. Executive shall comply with all policies and procedures of the Company and its Affiliates, as applicable and as may be amended by the Company or Affiliates from time to time in the Company or Affiliates’ sole discretion, including the Code of Conduct of Parent, as will be delivered to Executive prior to the Effective Date and made available to Executive upon request. Notwithstanding the foregoing, Executive may engage in the following activities (“Permitted Outside Activities”) so long as such activities do not interfere with Executive’s compliance with the terms and conditions of this Agreement and are not in conflict with the policies or interests of the Company: (A) Executive may serve as a member of the board of directors of Debticate, Inc. (“Debticate”), (B) Executive may continue to serve as a member of the board of directors of The Debt Exchange, Inc. solely to engage in activities reasonably necessary and required to wind down and dissolve the business and operations of Seller, and (C) the Company acknowledges and agrees that the Executive serves as a member of MaisieDog, LLC, a separate and independent business entity, and subject to the terms and conditions set forth in Sections 1(d)(iv)(B) below, the Executive is permitted to provide executive services to MaisieDog LLC, or any successor or affiliate entity controlled by Executive (collectively, “MaisieDog”), necessary for certain activities and operations related to Alpine Tremont LLC or an Affiliate thereof (“Alpine Tremont”). Unless otherwise agreed upon on a case-by-case basis in writing (email being sufficient) between Executive and the Company, such activities and operations shall be limited to entities domiciled outside the United States with borrowers and/or collateral located worldwide, including within the United States, and entities domiciled within the United States regarding assets and/or borrowers located only outside of the United States. Executive’s services for MaisieDog shall be performed strictly in a representative capacity as a member of MaisieDog and not in his individual capacity as an employee of Company. The parties acknowledge that Executive’s activities described in Sections (ii)(A) and (ii)(B) may involve conflicts of interest. Accordingly, in the event of a conflict of interest involving Company and either of those respective entities, Executive shall report such conflict of interest to Company and recuse himself from any discussions on behalf of Company or any such entity involving such conflict of interest. The parties further agree that the activities described in the preceding clause (C) shall be performed by MaisieDog in exchange for revenue sharing or other consideration pursuant to Section 1(d)(iv)(B) below. MaisieDog shall be solely responsible for its acts and omissions in connection with such activities. Company shall pursue any claim against MaisieDog that arises out of or is related to the business, acts, or omissions of MaisieDog against MaisieDog and not against Executive.
(d)
Salary; Benefits; Bonus; Stock Options.
(i)
Salary. During the Employment Period, the Company shall pay Executive an annual base salary at the rate of $400,000 (the “Base Salary”). The Base Salary shall be paid in accordance with the regular payroll practices of the Company with respect to executive officers of the Company, subject to applicable withholdings and deductions.
(ii)
Benefits. During the Employment Period, Executive will be entitled to participate in all health and welfare benefit plans and practices maintained by the Company, if any, for its executive employees generally in accordance with the terms of such plans and practices as in effect from time to time, and in any other insurance, health, retirement or welfare benefit plans, programs and practices which the Company generally provides to its executives from time to time; provided, however, that the Company may alter or terminate such benefits or any such aforementioned policies in its sole discretion and in accordance with applicable law.
(iii)
Annual Bonus. During the Employment Period and commencing with respect to calendar year 2026, Executive shall be eligible for an annual performance bonus, if any (each, an “Annual Bonus”), determined as follows for each Bonus Year (defined below): (A) if the NOI (defined below) for such Bonus Year is equal to or less than $1,500,000, then Executive shall not be eligible to receive a bonus; (B) if the NOI of the Company during such Bonus Year is greater than $1,500,000 but less than $3,000,000, Executive shall be eligible to receive a bonus equal to five percent (5%) of that portion of the NOI of the Company that is greater than $1,500,000 but less than $3,000,000, plus (C) if the NOI of the Company during such Bonus Year is greater than $3,000,000, Executive shall be eligible to receive a bonus equal to ten percent (10%) of that portion of the NOI of the Company that is $3,000,000 or greater. For clarity, the Annual Bonus is not cumulative across any multiple Bonus Years. Each such Annual Bonus, if any, will be paid within ten (10) days after the Chief Executive Officer certifies that the applicable performance metrics and targets for the applicable Bonus Year have been achieved (based upon the audited financial statements of the Company), but in all events in the calendar year following the applicable Bonus Year and following the completion of the Company’s financial audit for such Bonus Year. All determinations by the Chief Executive Officer regarding the Annual Bonus shall be binding on all parties hereto. Executive’s right to receive an Annual Bonus is contingent on Executive’s continued employment through the relevant payment date and approval by the Chief Executive Officer.
(iv)
Engagement with Alpine Tremont and Revenue Sharing.
(A)
Preferred Path (Company Direct). As of the Effective Date, the parties agree that for any transaction involving Alpine Tremont, Executive shall first use commercially reasonable efforts to facilitate a direct contractual relationship between the Company and Alpine Tremont. In the event the Company and Alpine Tremont enter into a direct agreement, the Company shall pay Executive a commission equal to 50% of the revenue actually received by the Company pursuant to such agreement, net of 50% of any related direct, out-of-pocket expenses incurred by the Company (“Company Revenue”). Such payment shall be made to Executive in due course. The Company acknowledges that such commission is earned in consideration of Executive’s origination and execution of the transaction.

(B) The Fallback Path (Professional Services Agreement). If Executive is unable to arrange for a direct contract between the Company and Alpine Tremont, or if Alpine Tremont prefers to contract with MaisieDog, the relationship between the Company and MaisieDog shall be governed by a mutually agreed upon Professional Services Agreement. Under the Professional Services Agreement, MaisieDog shall have exclusive control over the manner and means of performance, shall be solely responsible for its own acts and omissions, and shall remit 50% of the revenue actually received from Alpine Tremont to the Company pursuant to MaisieDog’s agreement with Alpine Tremont, net of 50% of any related direct, out-of-pocket expenses incurred by MaisieDog. For the avoidance of doubt, any revenues or payments earned or received by MaisieDog pursuant to that certain Back to Back Engagement Agreement between MaisieDog and Alpine Tremont referencing an Engagement Agreement dated September 16, 2025 (the “Excluded Back to Back Engagement Agreement”) will not be subject to the

Professional Services Agreement and MaisieDog may retain all payments earned or received by MaisieDog pursuant to the Excluded Back to Back Engagement Agreement.

(C) General. The authorization for Executive to perform services as Permitted Outside Activities through MaisieDog as well as the Company’s obligation to pay the 50% commission under the Preferred Path, shall both terminate at such time as the aggregate total of Company Revenue paid to Executive and net revenue retained by MaisieDog reaches $500,000, exclusive of certain services performed by MaisieDog for Alpine Tremont pursuant solely to the Excluded Back to Back Engagement Agreement.

(v) Stock Options. On the Effective Date, upon the execution and delivery of this Agreement and that certain Non-Qualified Stock Option Agreement to be entered into between Parent and Executive on Parent’s standard form (the “NQSO Agreement”), Parent shall issue to Executive, and Executive will accept from Parent, 500,000 Stock Options (as defined in the 2022 Heritage Global Inc. Equity Incentive Plan). Such Stock Options shall be subject to certain time-based vesting requirements as set forth in the NQSO Agreement.

(e)
Business Expenses. Subject to the Company’s established policies and procedures for business expense reimbursement (which may be amended from time to time in the Chief Executive Officer’s sole discretion), the Company shall pay or reimburse Executive (at the Company’s option) for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, including, but not limited to, for food and lodging accommodations that would reasonably be expected to be incurred for a similarly situated executive traveling on behalf of the Company.
(f)
Workplace and Work Schedule. Executive shall primarily work remotely from his home in Boston, Massachusetts; provided that if the Company from time to time establishes an office in the Greater Boston metropolitan area, Executive shall work primarily from such office. Executive may be expected to travel regularly in the course and scope of Executive’s employment. Executive is entitled to such holidays as are established by Company’s policies.
(g)
Vacation. Executive is entitled to five (5) weeks of paid vacation each year (which shall be prorated for any partial years during the Employment Period) during the Employment Period at a rate of Executive’s then applicable Base Salary (prorated for the period of vacation). Scheduling of Executive’s vacation is subject to Company’s reasonable needs. Accrual and carryover of vacation time shall be governed by the Company’s applicable policies in effect from time to time, subject to Massachusetts law. Accrued and unused paid time off will be paid out to Executive upon separation of employment.
Section 2.
Termination of Employment.
(a)
Death or Disability. Executive’s employment hereunder shall automatically terminate in the event of Executive’s death during the Employment Period. The Company may terminate Executive’s employment, upon notice to Executive, in the event that Executive becomes disabled during Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of Executive’s duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) consecutive days or any one hundred twenty (120) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether Executive is disabled to the extent that Executive is unable to perform substantially all of Executive’s duties and responsibilities for the Company Group, Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom Executive or Executive’s guardian, if any, has no reasonable objection to determine whether Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and Executive fails to submit to the requested medical examination, the Chief Executive Officer’s good faith determination of the issue shall be binding on Executive.
(b)
By the Company for Cause. The Company may terminate Executive’s employment for Cause upon notice to Executive setting forth in reasonable detail the nature of the Cause. In addition, and notwithstanding the foregoing, in the event that the Chief Executive Officer reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Chief Executive Officer may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties and responsibilities.
(c)
By the Company without Cause. The Company may terminate Executive’s employment at any time other than for Cause upon ninety (90) days’ notice to Executive; provided, however, that the Company may, in its sole discretion, accelerate the effective date of termination pursuant to this Section 2(c) so long as the Company pays to Executive the accrued, unpaid salary and benefits for the entire period between the date the termination notice was given and the effective date of termination. A non-renewal of the Employment Period in accordance with Section 1 is not a termination by the Company without Cause.
(d)
By Executive Without Good Reason. Executive may terminate Executive’s employment at any time without Good Reason upon ninety (90) days’ notice to the Company. The Company may elect to waive such notice period or any portion thereof.
(e)
By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason after required notice to the Company setting forth in reasonable detail the nature of the Good Reason, once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not then cured the circumstances that gave rise to the basis for the Good Reason termination. A non-renewal of the Employment Period in accordance with Section 1 shall not constitute Good Reason.
Section 3.
Other Matters Related to Termination.
(a)
Final Compensation. In the event of termination of Executive’s employment with the Company, howsoever occurring, the Company shall pay Executive (i) the portion of the Base Salary for the final payroll period of Executive’s employment, through the date Executive’s employment terminates, and (ii) a prorated portion of any Annual Bonus Executive would otherwise be entitled to under Section 1(c)(iii) as of the date of termination, determined in good faith by Company consistent with past practice and payable promptly following such determination, (iii) reimbursement, in accordance with Section 1(d) hereof, for business expenses incurred by Executive but not yet paid to Executive as of the date Executive’s employment terminates, provided that Executive submits all expenses and supporting documentation required within thirty (30) days of the date Executive’s employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect, and (iv) accrued and unused vacation time as of the date of termination (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 3(a)(ii) and (iii) hereof, Final Compensation will be paid to Executive within thirty (30) days following the date of termination or such shorter period required by law.
(b)
Severance Payments. In the event of any termination of Executive’s employment pursuant to Section 2(c) or Section 2(e) above, the Company will pay Executive, in addition to Final Compensation, an amount equal to the Base Salary (the “Severance Payments”).

(c)
Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide Executive the Severance Payments is conditioned on Executive’s signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims in form and substance reasonably satisfactory to the Company (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date Executive’s employment terminates. Any Severance Payments to which Executive is entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that Executive’s employment terminates, but will be retroactive to the day following such date of termination.
(d)
Benefits Termination. Except for any right Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at Executive’s cost, Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of Executive’s employment, without regard to any continuation of the Base Salary or other payment to Executive following termination of Executive’s employment, and Executive shall not be eligible to earn vacation or other paid time off following the termination of Executive’s employment.
(e)
Survival. Provisions of this Agreement shall survive expiration of the term of the Agreement or any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation Executive’s obligations under Sections 4 and 5 of this Agreement. The obligation of the Company to make payments to Executive under Section 3(b), and Executive’s right to retain the same, are expressly conditioned upon Executive’s continued full performance of Executive’s obligations under Sections 4 and 5 of this Agreement and with respect to any other Restrictive Covenants. Upon expiration of the term of the Agreement or termination by either Executive or the Company, all rights, duties and obligations of Executive and the Company to each other hereunder shall cease, except as otherwise expressly provided in this Agreement.
(f)
Code Section 409A.
(i)
The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)
Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and Treasury Regulations Section 1.409A-1(i), then any payment under this Agreement that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall not be made until the date which is the earlier of (A) the first date after the date of expiration of the six (6) month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Within ten (10) days following the expiration of the Delay Period, all payments delayed pursuant to this Section 3(f) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment (but only to the extent such amounts or benefits are subject to the provisions of Code Section 409A) unless such termination is also a “separation from service” from the Company within the meaning of Code Section 409A and Treasury Regulations Section 1.409A-1(h) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(iv)
For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(v)
Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Code Section 409A.
(vi)
With regard to any provision herein that provides for reimbursement of costs and expenses or in kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other taxable year, and (C) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred, all in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv).
Section 4.
Confidential Information. Without limiting Executive’s obligations under any other agreement with the Company Group:
(a)
Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including Work Product, trade secrets and information concerning expansion or acquisition opportunities in or reasonably related to the Company Group’s or its Affiliates’ Business or industry) obtained by Executive or of which Executive becomes aware during the course of Executive’s employment with the Company (or prior to the start thereof) concerning the business or affairs of the Company Group or its Affiliates (“Confidential Information”) are the property of the Company Group. Therefore, Executive agrees that Executive will not disclose to any unauthorized Person or use for Executive’s own account any Confidential Information without the Chief Executive Officer’s written consent, unless and only to the extent that the Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act in violation hereof or as a result of any breach of any agreement with the Company, (ii) is required to be disclosed pursuant to any applicable law or court order, (iii) becomes available to Executive on a non-confidential basis following Executive’s termination pursuant to Section 2 of this Agreement from a source other than the Company Group or its agents, provided that such source lawfully obtained such information and is not bound by a confidentiality obligation not to disclose such information, or (iv) is approved by the Chief Executive Officer in writing for disclosure. Executive shall take reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company Group upon Executive’s termination pursuant to Section 2 of this Agreement, or at any other time the Company Group may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential

Information, Work Product (as defined below) or the business of the Company Group (including, without limitation, all acquisition prospects, lists and contact information) which Executive may then possess or have under Executive’s control. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity concerning matters relevant to such governmental agency or entity, or requires Executive to furnish notice to the Company Group of the same, and (ii) Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means. Nothing in this Agreement, any other agreement with the Company, or in any Company policy or program, limits or interferes with Executive’s right to report possible violations of law or regulation to, file a charge or complaint with, communicate with, or otherwise participate in any investigation or proceeding conducted by any governmental agency or entity, including the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the Department of Labor (DOL), the Department of Justice (DOJ), or any other federal, state, or local regulator. Executive may make such reports or communications and provide documents or other information, without notice to or authorization from the Company.
(b)
Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, permit applications, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information), any other intellectual property or proprietary right in any jurisdiction throughout the world, the right to sue third parties for past, present, and future infringement of or improper activities, and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to any member of the Company Group’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by any member of the Company Group (including any of the foregoing that constitutes any proprietary information or records) (collectively, “Work Product”), belong to the Company Group, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the applicable member of the Company Group. Executive shall promptly disclose such Work Product to the Company Group and perform all actions reasonably requested by the Company Group (whether during or after the Employment Period) to establish and confirm such member of the Company Group’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). To the extent Executive created or developed any Work Product prior to the Effective Date, then in consideration for Executive’s continued employment, the sufficiency of which is hereby acknowledged by Executive, Executive hereby assigns, transfers, and sets over to the Company Group all rights, title, and interests in and to all Work Product made, caused to be made, conceived, implemented, or reduced to practice, in whole or in part, whether alone or acting with others, by Executive on behalf of the Company Group prior to the Effective Date. To the extent allowed by law, the provisions of this Section 4(b) shall apply to all rights of paternity, integrity, disclosure, and withdrawal, and any other rights generally known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” “author’s special rights,” or the like in or to all Work Product (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby waives, ratifies, and consents to any action that may be taken or authorized by the Company Group with respect to such Moral Rights, and Executive agrees not to assert Moral Rights with respect to such action.
(c)
Third-Party Information. Executive understands that the Company Group will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 4(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company Group who need to know such information in connection with their work for the Company Group) or use, except in connection with Executive’s work for the Company Group, Third-Party Information, unless expressly authorized by the Chief Executive Officer in writing.
(d)
Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employers (other than Seller, which information the Company is acquiring pursuant to the Purchase Agreement) or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer (other than Seller) or any other Person to whom Executive has an obligation of confidentiality, unless consented to in writing by the former employer or Person. Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (A) common knowledge in the industry or (B) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company Group or (iii) in the case of materials, property or information belonging to any former employer (other than Seller) or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.
(e)
Survival. The obligations contained in this Section 4 shall survive the termination of Executive’s employment with or service to the Company Group and shall be fully enforceable thereafter in accordance with the terms hereof.
Section 5.
Restrictive Covenants. Executive acknowledges that, in the course of Executive’s employment with the Company, Executive will become familiar with the Company Group’s trade secrets and with other Confidential Information (as defined herein) concerning the Company Group and that Executive’s services will be of special, unique and extraordinary value to the Company Group. Therefore, without limiting any other obligation Executive may have pursuant to this Agreement, Executive agrees that:
(a)
Non-competition. During the Restricted Period, Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, advise any Person with respect to the acquisition of or in any manner engage in any business which is or plans to be engaged in the Business of the Company Group or otherwise competes or plans to compete with the Business of the Company Group anywhere in the Restricted Territory; provided, however, that the restrictions of this Section 5(a) shall not apply after the end of Executive’s employment if he is laid off or terminated without Cause. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation. Executive acknowledges that the restrictions of this Section 5(a) are adequately supported by consideration, including Executive’s access to the Company Group’s Confidential Information and trade secrets.
(b)
Non-solicitation. During the Restricted Period, Executive shall not directly or indirectly (i) solicit from any customer, manufacturer, supplier, vendor, licensee or other business relation of the Company Group business that is the same as or similar to the products or services utilized by the Company Group from such customer, manufacturer, supplier, vendor, licensee or other business relation; (ii) hire, recruit, or solicit the employment or services of, or attempt to hire, recruit, or solicit the employment or services of, any Person who was employed by any member of the Company Group at the date of Executive’s termination pursuant to Section 2 of this Agreement or the twelve (12) months before such date; (iii) induce or attempt to induce any customer, manufacturer, supplier, vendor, licensee or other business relation of the Company Group to cease doing business with the Company Group, in any way interfere with the relationship between any such customer, manufacturer, supplier, vendor, licensee or business relation and the Company Group, or solicit the business of any such customer, manufacturer, supplier, vendor, licensee or other business relation; or (iv) acquire or attempt to acquire an interest in any business relating to the Business of the Company Group and with which any member of the Company Group has entertained discussions or has requested and received information relating to the acquisition of such business by the Company Group within the one year period immediately preceding Executive’s termination pursuant to Section 2 of this Agreement.
(c)
Non-disparagement. During the Employment Period and thereafter, Executive shall refrain from directly or indirectly making any public statement that is intended to or could reasonably be expected to disparage any member of the Company Group or its Affiliates or any of their respective products, services, brands, owners, managers, directors, officers or employees.
(d)
Enforcement. If, at the time of enforcement of Section 4 or this Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise, and shall thereafter enforce, the restrictions contained herein to cover the maximum duration, scope and area permitted by applicable law. Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that the Company would be irreparably harmed by, and money damages would be an inadequate remedy for, any breach of Section 4 or this Section 5. Therefore, in the event of a breach or threatened breach of this Agreement, the Company Group and its successors and assigns may, in addition to any other rights and remedies existing in their favor at law or in equity, obtain from any court of competent jurisdiction specific performance and/or injunctive or other equitable relief in order to enforce, or prevent any violations of, the provisions hereof, in all cases, without posting a bond or other security. It is also agreed that each member of the Company Group will have the right to enforce all of Executive’s obligations to that subsidiary or Affiliate under this Agreement, including, without limitation, pursuant to this Section 5.
(e)
Reasonableness of Covenants. In signing this Agreement, Executive acknowledges that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 4 and this Section 5, and Executive has consulted with legal counsel of Executive’s choosing regarding this Agreement’s contents. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and its Confidential Information and that each and every one of the restraints is reasonable in terms of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of the covenants in Section 4 and this Section 5 has a unique, very substantial and immeasurable value to the Company Group and that Executive has sufficient assets and skills to maintain a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Section 4 or this Section 5 and that Executive will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Section 4 or this Section 5 if the Company Group prevails on any material issue involved in such dispute or if Executive fails to prevail in any challenge to the reasonableness or enforceability of any of the provisions of Section 4 or this Section 5.
(f)
Tolling. In the event of any violation of the provisions of this Section 5, Executive acknowledges and agrees that the period(s) during which Executive shall be bound by the restrictions contained in this Section 5 shall be extended by a period of time equal to the duration of such violation, it being the intention of the parties hereto that the running of the applicable period(s) during which Executive shall be bound by the restrictions contained in this Section 5 shall be tolled for the duration of such violation.
(g)
Survival. The obligations contained in this Section 5 shall survive the termination of Executive’s employment with or service to the Company Group and shall be fully enforceable thereafter in accordance with the terms hereof.
Section 6.
Definitions.
(a)
“Affiliate” means with respect to any Person (a) who is an individual, the spouse, parent, sibling or lineal descendent of such Person, (b) that is an entity, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (c) that is an entity, any Person who is a director, officer, manager, member, partner, principal or employee of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.
(b)
“Bonus Year” means, with respect to determining Executive’s Annual Bonus, each complete calendar year Executive is employed by the Company after the Employment Start Date (for the avoidance of doubt, beginning with calendar year 2026, assuming Executive remains employed through the end of 2026).
(c)
“Business” means (a) the business of full service loan sale advisory services, and (b) any other businesses in which the Company Group is engaged in, or planned business for which the Company Group has taken affirmative steps to implement, engage in, launch or pursue, as of the applicable time of determination, provided that Executive has actual knowledge of such affirmative steps or plans. For the avoidance of doubt, the Business shall not be deemed to include developing and selling Software-as-a-Service platforms for loan syndication and whole loan sales, and secure documentation sharing (the current business conducted by Debticate).
(d)
“Company Group” means, collectively, the Company and Parent and each of its subsidiaries, regardless of whether such subsidiary is wholly owned or non-wholly owned.
(e)
“Cause” means: (i) Executive’s material breach of this Agreement or any Company Group policies or procedures; (ii) the commission of an act of gross negligence, willful misconduct, dishonesty, fraud, theft or embezzlement on the part of Executive with respect to Executive’s duties or otherwise to any member of the Company Group or its business relations; (iii) the breach of any fiduciary duty to any member of the Company Group or its owners; (iv) the commission of any act constituting employment discrimination or sexual harassment; (v) the conviction of Executive, or a plea of nolo contendere by Executive, to any felony or any crime involving moral turpitude, other than a traffic violation or similar offense; (vi) any act or omission by Executive that would reasonably be expected to cause financial, reputational or business harm to the Company or any member of the Company Group; (vii) Executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any other member of the Company Group; (viii) Executive’s willful failure or refusal to perform Executive’s obligations pursuant to this Agreement or the lawful orders of the Chief Executive Officer, or Executive’s persistent neglect of Executive’s duties or chronic unapproved absenteeism; (ix) Executive’s use of illegal substances in the workplace or habitual substance abuse, or Executive’s engagement in other conduct that would reasonably be expected to bring any member of the Company Group into public disgrace or disrepute; (x) the commission by Executive of any action, regardless of whether such action was taken before or after the Effective Date, in any state that would cause the applicable regulatory authorities of such state or any state in which the Company Group does business to deny, revoke, restrict, suspend, make subject to terms of probation, or adversely restrict in any way the terms of any license or permit held by the Company Group or any application therefor; or (xi) the breach by Executive of any confidentiality, invention assignment, non-competition, non-solicitation, no-hire, non-disparagement or other restrictive covenant obligation set forth in any written agreement with any member of the Company Group (collectively, “Restrictive Covenants”); provided that, prior to any termination for Cause, the Company shall have provided Executive written notice of the particular circumstances and the clause or clauses that are the basis for Cause and, in the case of each of the foregoing clauses (vii), (viii) and (xi), Executive shall have had a period of thirty (30) days to cure the circumstances that are the basis for Cause.
(f)
“Good Reason” means: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in, or the assignment to Executive of duties or responsibilities that are materially inconsistent with, Executive’s title, status, authority, duties or responsibilities, in each case without Executive’s approval; or (iii) the Company’s material breach of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) Executive provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days after the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.
(g)
“NOI” means an amount equal to: (i) the amount of revenue recognized by the Company for the applicable Bonus Year, minus (ii) all expenses recognized by the Company for the applicable Bonus Year, each for the foregoing as determined by Company in its reasonable discretion in accordance with the accounting methods, policies, practices and procedures, including classification and estimation methodology, as used by the Company in the preparation of the audited financial statements of the Company, minus (iii) an allocation of Parent’s overall corporate overhead and any expenses incurred by parent in connection with the business of the Company, as determined in good faith by Parent consistent with its past practice.
(h)
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency or political subdivision thereof), or any other legal entity.
(i)
“Restricted Period” means the duration of the Employment Period and throughout the twelve (12) month period immediately following the Employment Period.
(j)
“Restricted Territory” means (a) any state in which any member of the Company Group operates or engages in the Business as of the Executive’s last date of employment, and (b) any state in which any member of the Company Group provides products or services related to the Business at any time during the last twelve (12) months of Executive’s employment.
Section 7.
Notices. All notices and other communications required or permitted under this Agreement (i) must be in writing, (ii) will be duly given (A) when delivered personally to the recipient, (B) upon delivery by electronic email on a business day at or prior to 5:00 pm, or otherwise at 8:00 am on the following business day or (C) one (1) business day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid) and (iii) must be addressed as follows (as applicable) (or at such other address or email address for a party as shall be specified by notice given in accordance with this Section 7):

If to Company:

Heritage DebtX LLC

c/o Heritage Global Inc.

6130 Nancy Ridge Drive

San Diego, CA 92121

Attention: James Sklar, EVP and General Counsel

E-mail [Reserved]

If to Executive:

Bruce Hounsell
[Reserved]
[Reserved]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, one day after deposit in the U.S. or Canadian mail.

Section 8.
General Provisions.
(a)
Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
(b)
Complete Agreement. This Agreement (including any schedules and exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties (or any of their Affiliates) is expressly superseded and canceled.
(c)
Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or electronic signature or electronic mail. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature (electronic or otherwise) or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
(d)
Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company Group and their respective successors and permitted assigns; provided that the rights and obligations of Executive under this Agreement shall not be assigned or delegated.
(e)
Governing Law. This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement or a breach hereof, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard for any conflict of laws principles of such State. Each party agrees that a final judgment in any such claim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other court the jurisdiction to which such party is or may be subject, by suit upon such judgment. All claims arising under Section 5(a) of this Agreement shall be brought exclusively in the state or federal courts with jurisdiction over the county in which Executive resides or, if mutually agreed by the parties, in the Suffolk County, Massachusetts.
(f)
Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.
(g)
Executive’s Cooperation. During the Employment Period and any period during which Executive is receiving Severance Payments pursuant to Section 3(b) of this Agreement, and for a reasonable time thereafter, Executive shall cooperate with the Company Group in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Company Group (including, without limitation, Executive being available to the Company Group upon reasonable notice during normal business hours for interviews and factual investigations, appearing at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group all pertinent information and turning over to the Company Group all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company Group requires Executive’s cooperation in accordance with this paragraph after the Employment Period, the Company shall reimburse Executive for reasonable travel and other out-of-pocket expenses upon submission of receipts.
(h)
Amendment and Waiver. The provisions of this Agreement may be amended and/or waived only with the prior written consent of the Company and Executive.
(i)
Independent Legal Advice. Executive acknowledges that he has had the opportunity to seek independent legal and tax advice in Executive’s review of this Agreement, and that he has not relied on any statements by the Company or its Affiliates, or their legal counsel with regard to the same. Executive acknowledges that he has been given at least ten (10) days to review this Agreement.
(j)
Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(k)
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto
(l)
Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

(m)
Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of Massachusetts, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
(n)
Indemnification and Reimbursement of Payments on Behalf of Executive. The Company Group shall be entitled to deduct or withhold from any amounts owing from the Company Group to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company Group, including, without limitation, wages, bonuses, and distributions. In the event any such deductions or withholdings are not made, Executive shall indemnify the Company Group for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

COMPANY:

HERITAGE DEBTX LLC

By: /s/ James Sklar

Name: James Sklar

Title: Executive Vice President, General Counsel and Secretary

Signature Page of Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

EXECUTIVE:

/s/ Bruce Hounsell

BRUCE HOUNSELL

Signature Page of Employment Agreement